SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 18, 2010

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

Ownership Limitation Waiver Agreement (BlackRock)

Effective November 18, 2010, we entered into an Ownership Limitation Waiver Agreement (BlackRock) with BlackRock, Inc., which we refer to as BlackRock.  The Ownership Limitation Waiver Agreement (BlackRock) grants an exemption from the ownership limitation contained in our Amended and Restated Declaration of Trust to BlackRock and certain of its affiliates to the extent its share ownership would exceed the ownership limitation up to 16,477,910 of our common shares, which is approximately 11.8% of our outstanding common shares (assuming redemption of all outstanding operating partnership units).

The foregoing description of the Ownership Limitation Waiver Agreement (BlackRock) is qualified in its entirety by the Ownership Limitation Waiver Agreement (BlackRock) attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Ownership Limitation Waiver Agreement (Cohen & Steers)

Effective November 18, 2010, we entered into an Ownership Limitation Waiver Agreement (Cohen & Steers) with Cohen & Steers Capital Management, Inc., which we refer to as Cohen & Steers.  The Ownership Limitation Waiver Agreement (Cohen & Steers) grants an exemption from the ownership limitation contained in our Amended and Restated Declaration of Trust to Cohen & Steers and certain of its affiliates to the extent its share ownership would exceed the ownership limitation up to 16,477,910 of our common shares, which is approximately 11.8% of our outstanding common shares (assuming redemption of all outstanding operating partnership units), 372,880 shares of our Series B Cumulative Redeemable Preferred Stock, 336,439 shares of our Series C Cumulative Convertible Preferred Stock, and 1,001,443 shares of our Series D Cumulative Redeemable Preferred Stock.

The foregoing description of the Ownership Limitation Waiver Agreement (Cohen & Steers) is qualified in its entirety by the Ownership Limitation Waiver Agreement (Cohen & Steers) attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Ownership Limitation Waiver Agreement (BlackRock)

10.2	Ownership Limitation Waiver Agreement (Cohen & Steers)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: November 24, 2010	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Exhibit Index

10.1	Ownership Limitation Waiver Agreement (BlackRock)

10.2	Ownership Limitation Waiver Agreement (Cohen & Steers)